                                                              EXHIBIT 2.14

                            ASSET PURCHASE AGREEMENT



         This Asset Purchase Agreement (the "AGREEMENT") is entered into as of March 8, 2001 by and among Evite, Inc., a California corporation (the "SELLER") and Ticketmaster (formerly known as Ticketmaster Online-Citysearch, Inc.), a Delaware corporation (the "BUYER").

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer substantially all of the assets relating to the operation of an internet website (evite.com) which provides users with electronic invitations and related reminder, calendaring and contact listing services, and which carries event planning information (the "BUSINESS") in accordance with the terms of this Agreement.

         NOW, THEREFORE, BE IT RESOLVED, that the parties hereto hereby agree as follows:



                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller (collectively, the "ACQUISITION"), all of Seller's right, title and interest in and to all of the assets of Seller reasonably required to conduct the Business (the "ACQUISITION ASSETS") including without limitation those which are more specifically set forth on SCHEDULE 1.1 hereto, except the Excluded Assets (as defined below), free and clear of all mortgages, liens, security interests, encumbrances, restrictions, and claims of any kind or nature whatsoever (collectively, "ENCUMBRANCES").

         1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Acquisition Assets shall not include the assets of Seller set forth on SCHEDULE 1.2 hereto (the "EXCLUDED ASSETS").

         1.3 NO ASSUMPTION OF LIABILITIES. The parties hereby acknowledge and agree that Buyer shall not assume or be obligated to perform any liabilities or obligations of Seller, whether fixed, accrued or contingent, known or unknown, whether presently in existence or arising hereafter and including any sales or other taxes resulting from the Acquisition (collectively the "LIABILITIES"), and Seller agrees to pay all of the Liabilities.

         1.4 PURCHASE PRICE. In consideration for the sale of the Acquisition Assets, Buyer will pay at the Closing (as defined below) cash in the amount of $** (the "PURCHASE PRICE") by wire. Buyer shall wire $**.

-------------
** Ticketmaster has requested from the SEC confidential treatment of this information. A complete copy of this Exhibit has been sent to the SEC along with a request that this information be kept confidential.

out of the Purchase Price directly to Seller at Closing and shall wire the remainder of the Purchase Price, or $**, to a post-Closing escrow to be established by Seller in a form substantially similar to the Escrow Agreement attached hereto as EXHIBIT A to satisfy all of its known liabilities and obligations, including without limitation, paying off in full or at such lesser amount as successfully negotiated its long-term debt and equipment leases as listed on SCHEDULE 1.4 ("SECURED OBLIGATIONS"), entering into a settlement and release of its lease obligations with its landlord, obtaining releases from each employee and all of its other payables and severance costs associated with winding down the company and to serve as security for Seller's obligation to obtain and deliver to Buyer executed UCC termination statements (and any other documents necessary to terminate any security interests or liens) for each security interest and/or UCC filing set forth on
SCHEDULE 1.4 ("SECURITY INTERESTS").

         1.5 THE CLOSING. Upon the satisfaction or written waiver of all conditions set forth in Article 5 of this Agreement, the closing (the "CLOSING") of the Acquisition shall take place at the offices of Strategic Law Partners LLP, 333 South Grand Avenue, Suite 3970, Los Angeles, California 90071 at such time and date as Buyer and Seller may mutually select (with the date of the Closing being referred to herein as the "CLOSING DATE").

         1.6 DELIVERY AND TRANSFER AT CLOSING; FURTHER ASSURANCES. At the Closing, Seller shall transfer and assign to Buyer its entire right, title and interest in and to the Acquisition Assets pursuant to a Bill of Sale in form substantially the same as EXHIBIT B attached hereto and such other instruments of transfer as may be reasonably requested by Buyer to transfer the Acquisition Assets to Buyer including, but not limited to, short form assignments of any copyrights, trademarks and domain names in forms substantially the same as those attached as EXHIBIT C, EXHIBIT D and EXHIBIT E, respectively. From time to time after the Closing, Seller will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title and interest of Seller in and to the Acquisition Assets and otherwise in order to carry out the purpose and intent of this Agreement, including without limitation, UCC termination statements and any other documents necessary to terminate any security interests or liens relating to the Acquisition Assets. In addition, Seller shall use its best efforts to obtain any consents necessary to assign contracts included within the Acquisitions Assets.

         1.7 DELIVERY AT EXECUTION. On or before the execution of this Agreement, Seller shall execute and deliver, or shall cause to be executed and delivered, and Buyer shall execute and deliver the following documents:

             (a) Escrow Agreement substantially in the form of EXHIBIT A attached hereto executed by Seller and Perkins Coie, LLP, as Escrow Agent.

             (b) Bill of Sale substantially in the form of EXHIBIT B attached hereto.

-------------
** Ticketmaster has requested from the SEC confidential treatment of this information. A complete copy of this Exhibit has been sent to the SEC along with a request that this information be kept confidential.

             (c) Assignment of Copyrights substantially in the form of EXHIBIT C attached hereto.

             (d) Assignment of Trademarks substantially in the form of EXHIBIT D attached hereto.

             (e) Assignment of Domain Names substantially in the form of EXHIBIT E attached hereto.

             (f) Agreement Not to Compete substantially in the form of EXHIBIT F attached hereto executed by Josh Silverman.

             (g) Transition Services Agreement substantially in the form of EXHIBIT G attached hereto executed by Seller.

         All such documents shall be held in escrow and shall only be enforceable at such time as Buyer shall have wire transferred the Purchase Price in the manner set forth in Section 1.4 hereof.



                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  The Seller represents and warrants to Buyer as follows:

         2.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on Seller. Seller does not own, directly or indirectly, an interest in any corporation, partnership, limited liability company or other entity.

         2.2 AUTHORITY, APPROVAL AND ENFORCEABILITY.

             (a) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

             (b) The execution and delivery by Seller of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) its Articles of Incorporation or Bylaws, (ii) any statute, rule, regulation, or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) any Material Agreement (as defined in SCHEDULE 2.8).

             (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Seller for the consummation by it of the transactions contemplated by this Agreement.

             (d) Upon due execution and delivery by Seller, this Agreement will be its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         2.3 ASSETS. Seller owns the Acquisition Assets, free and clear of all Encumbrances, and upon consummation of the transactions contemplated hereby, Buyer shall receive good and marketable title to the Acquisition Assets free and clear of all Encumbrances. The Acquisition Assets constitute substantially all of the assets used in the Business except for the Excluded Assets, and, except as set forth on SCHEDULE 2.3, Buyer will hereby obtain all of the software and tangible assets reasonably necessary to operate the Business.

         2.4 INTELLECTUAL PROPERTY; SOFTWARE.

             (a) For all purposes of this Agreement,

                (i) "INTELLECTUAL PROPERTY RIGHTS" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (A) fictional business names, trade names, service names, registered and unregistered trademarks and service marks and logos (including any Internet domain names), and applications therefor (collectively, "MARKS"), (B) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon (collectively, "PATENTS"), (C) copyrights and all registrations and applications therefor (collectively, "COPYRIGHTS") and (D) know-how, trade secrets, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case to the extent not included in the foregoing clauses (B) or (C) (collectively, "TRADE SECRETS") and, together with the Marks, Patents, Copyrights and Trade Secrets, the "INTELLECTUAL PROPERTY").

                (ii) "SOFTWARE" means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed or licensed by the Seller, or used in or necessary for the conduct of its business, specifically excluding those items prepared for customers in the operation of the Seller's business for which the customer contractually has vested title.

             (b) SCHEDULE 2.4(b) sets forth a complete and correct list of all Intellectual Property Rights owned, licensed or used by Seller in the conduct of its business (other than any Intellectual Property Rights consisting of "shrink-wrap" licensed software), together with a listing of all material licenses, franchises, licensing agreements (whether as licensor or licensee) to which Seller is a party, and any other arrangement with respect to such Intellectual Property Rights. All Intellectual Property Rights owned, licensed or used by Seller or used or exercised in or necessary to the conduct of the Seller's business, are referred to herein, collectively, as the "SELLER INTELLECTUAL PROPERTY ASSETS."

             (c) Seller has not, during the three years preceding the date of this Agreement, been a party to any proceeding, nor, to the knowledge of the Seller, is any proceeding threatened that involved or is likely to involve a claim of infringement or misappropriation by any person or entity (including any governmental authority) of any Intellectual Property Right of such person or entity. No Seller Intellectual Property Asset is subject to any outstanding order, judgment, decree or stipulation to which Seller is subject in any proceeding to which Seller is a party or, to its knowledge, any other proceeding, restricting the use thereof by the Seller, or restricting the licensing thereof by Seller or any person or entity. To the Company's knowledge, the current use and exploitation of the Intellectual Property Assets by Seller (including, without limitation, the licensing or other distribution of Software to third parties by the Seller) does not conflict with, infringe upon, violate or result in the misappropriation of Intellectual Property Right of any person or entity.

             (d) Except as set forth on SCHEDULE 2.4(d):

                (i) The Seller has no right, title or interest in any Patent. The Seller owns all right, title and interest in each of the registered Marks listed in SCHEDULE 2.4(b), within its respective field of use, free and clear of any and all liens and Encumbrances. Seller has not received any notice or claim (whether written or oral) challenging the Seller's exclusive and complete ownership of any of the Marks listed in SCHEDULE 2.4(b) (collectively "SELLER MARKS") in their respective fields of use, or suggesting that any other person or entity has any claim of legal or beneficial ownership or other claim or interest with respect thereto;

                (ii) The Seller Marks are legally valid and enforceable without any material qualification, limitation or restriction on their use and Seller has not received any notice or claim (whether written or oral) challenging the validity or enforceability of any of the Seller Marks;

                (iii) The Seller has not taken any action (or failed to take any action), or used or enforced (or failed to use or enforce) any of Seller Marks, in each case in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment or unenforceability of any of the Owned Marks or any of the Seller's rights therein;

                (iv) The Seller has taken reasonable steps to protect its rights in and to each of Seller Marks and to prevent any known unauthorized use thereof by any other person or entity, in each case in accordance with standard industry practice, and has adequately policed Seller Marks against third party infringement of which it is aware;

                (v) The Seller has not granted to any person or entity any right, license or permission to use any of Seller Marks;

                (vi) All Seller Marks that have been registered have been effectively registered in accordance with all applicable legal requirements and are currently in compliance with all legal requirements;

                (vii) All maintenance fees, annuities, and the like due on Seller Marks have been timely paid; and

                (viii) No Mark that constitutes a Seller Mark has been or is now involved in any opposition or cancellation proceeding and, to the Seller's knowledge, no such action is threatened with the respect to any of Seller Marks.

             (e) The Seller has taken reasonable precautions (as determined by the Seller management) to protect the secrecy of any Trade Secrets that derive commercial value from not being generally known to the public. To the Seller's knowledge, the Seller has the absolute and unrestricted right to use all of the Trade Secrets. None of the Trade Secrets owned by Seller is subject to any liens or Encumbrances. The Seller has not received any notice or claim challenging the Seller's absolute and unrestricted right to use any of the Trade Secrets or suggesting that any other person or entity has any claim with respect thereto. None of the Trade Secrets has been, or is alleged to have been, misappropriated from any other person or entity. Except under appropriate confidentiality obligations, to the Seller's knowledge, there has been no disclosure by Seller of material confidential information or other Trade Secrets that derive commercial value from not being generally known to the public.

             (f) The Seller either owns the entire right, title and interest in, to and under, or has acquired a license to use, any and all Seller Intellectual Property Assets which are material to the conduct of the Business in the manner that the Business has heretofore been or is presently being conducted, and no other Intellectual Property Rights are necessary for the unimpaired continued operation of such businesses after the Closing Date in the manner that such businesses have heretofore been or are presently being conducted.

             (g) SCHEDULE 2.4(g) sets forth a complete and accurate list of all of the material Software (excluding Software that is available in consumer retail stores and subject to "shrink-wrap" agreements). SCHEDULE 2.4(g) specifically identifies all material

Software that is owned exclusively by Seller (the "OWNED SOFTWARE") and all material Software that is used by Seller in the conduct of the Business that is not exclusively owned by Seller (excluding software that is available in consumer retail stores and subject to "shrink-wrap" agreements) (the "LICENSED SOFTWARE"). The Seller is the owner of all right, title and interest in and to all Owned Software, including, without limitation, all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, free and clear of any and all liens and Encumbrances, and Seller has not received any notice or claim (whether written, oral or otherwise) challenging the Seller's complete and exclusive ownership of all Owned Software and all such Intellectual Property Rights relating thereto or claiming that any other person or entity has any claim of legal or beneficial ownership with respect thereto. The Seller has not assigned, licensed, transferred or encumbered any of its rights in or to any Owned Software, including, without limitation, any Copyrights, Trade Secrets or other Intellectual Property Rights with respect thereto, to any person or entity, excluding any non-exclusive licenses granted to customers in the ordinary course of Business or pursuant to Designated Software Agreements (as defined hereon). The Seller has lawfully acquired the right to use the Licensed Software, as it is used in the conduct of its business as presently conducted, and has not exercised any rights in respect of any Licensed Software, including, without limitation, any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the person or entity from which the right to use such Licensed Software was obtained.

             (h) SCHEDULE 2.4(h) contains a complete and accurate specific list of all agreements and arrangements pertaining to the Licensed Software (collectively, "LICENSED SOFTWARE AGREEMENTS") and a complete and accurate list of all agreements and arrangements pertaining to any other technology used or practiced by Seller as to which a person or entity other than Seller owns the applicable Intellectual Property Rights (collectively, "OTHER LICENSED TECHNOLOGY AGREEMENTS" and, together with Licensed Software Agreements, the "LICENSED TECHNOLOGY AGREEMENTS"). SCHEDULE 2.4(h) sets forth a complete and accurate list of all royalty obligations of Seller under any Licensed Technology Agreements. All Licensed Technology Agreements are in full force and effect, and Seller is not in material breach thereof, nor is Seller aware of any claim or basis for any claim to the contrary. There are no outstanding, and, to the Seller's knowledge, no threatened disputes with respect to any Licensed Technology Agreement. The Licensed Technology Agreements together expressly confer on Seller any necessary rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by Seller and that are used or practiced in the Business. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the impairment of any rights under, any Licensed Technology Agreement.

             (i) SCHEDULE 2.4(i) contains a complete and accurate list of all agreements and arrangements involving the grant by Seller to any person or entity of any right to distribute, prepare derivative works based on, support or maintain or otherwise commercially exploit any Software, including, without limitation, any joint development or marketing agreements or strategic alliance agreements involving any Software (collectively,

"DESIGNATED SOFTWARE AGREEMENTS"). All Designated Software Agreements are in full force and effect, and Seller is not in material breach thereof, nor is Seller aware of any claim or basis for a claim to the contrary. There are no outstanding and, to the Seller's knowledge, no threatened disputes or disagreements with respect to any Designated Software Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any impairment of rights under any Designated Software Agreement.

             (j) To the Seller's knowledge, it has taken commercially reasonable actions in accordance with industry practice to protect its Intellectual Property Rights in relation to employees, independent contractors and consultants, including entering into agreements with such persons or entities that assign to Seller all of the employee's, contractor's or consultant's rights, including all Intellectual Property Rights, in any Intellectual Property created or developed thereby that is used in connection with, or that relates to, the Business. To the knowledge of the Seller, no employee of Seller has entered into any contract or other agreement with any person or entity (other than the Seller) that restricts or limits in any way the scope or type of work in which the employee may be engaged for Seller or requires the employee to transfer, assign, or disclose information concerning the employee's work with Seller to any other person or entity.

         2.5 LICENSES AND PERMITS; LAWS.

             (a) Seller has, and at all times has held, all permits, licenses, orders, authorizations, registrations, qualifications, approvals and other analogous instruments (collectively, "PERMITS") (and each is in full force and effect) as required by applicable law for the purpose of conducting the Business or owning the Acquisition Assets or both. The Seller is in compliance with all such Permits. SCHEDULE 2.5(a) hereto sets forth a complete and correct list of all such Permits. There are no proceedings, pending or threatened, to revoke or terminate any such presently existing Permits, and Seller knows of no reason why any such Permit would not be renewed in the ordinary course.

             (b) Except as set forth in SCHEDULE 2.5(b), Seller has complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to the Business. Except as set forth on SCHEDULE 2.5(b), Seller has not received any governmental notice of any violation by Seller of any such laws, rules, regulation or orders.

         2.6 FINANCIAL STATEMENTS.

             (a) Seller has delivered to Buyer complete copies of its balance sheet, income statement and statement of shareholders' equity as of December 31, 2000 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from the books and records of Seller in accordance with generally accepted accounting principles ("GAAP") (except where noted on SCHEDULE 2.6), are complete and correct in all material respects, present fairly Seller's financial position as of such date, and contain and reflect adequate reserves for all liabilities or obligations of any nature, whether absolute or contingent.

             (b) Except to the extent specifically reflected or reserved against in the Financial Statements or as set forth on SCHEDULE 2.6, Seller has no outstanding liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for (i) liabilities and obligations incurred in the ordinary course of business since the date of the Financial Statements, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected on the Financial Statements.

         2.7 TAXES.

             (a) DEFINITIONS. For purposes of this Agreement:

                (i) the term "TAXES" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "TAX" means any one of the foregoing Taxes; and

                (ii) the term "RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "RETURN" means any one of the foregoing Returns.


             (b) Seller or its agent has completed and filed on a timely basis and in materially correct form all Returns required to be filed. As of the time of filing, the filed Returns did not materially misstate the facts regarding the income, business, assets, operations, activities, status or other matters of the Seller or any other information required to be shown thereon. All Taxes required to be paid by the Seller to taxing authorities or others have been paid. Seller does not owe any Taxes on compensation paid to any of its employees, other than Taxes that are not yet due and payable.

         2.8 MATERIAL AGREEMENTS AND RELATIONSHIPS.

             (a) Except as set forth on SCHEDULE 2.8 (the "MATERIAL AGREEMENTS") or as is listed on any portion of SCHEDULE 2.4, Seller is not a party to or subject to any material oral or written agreement with respect to the Business.

             (b) To the best of Seller's knowledge, no party to any Material Agreement has committed a breach thereof or a default thereunder or intends to cancel or withdraw such Material Agreement.

             (c) Seller has performed all material obligations required to be performed by it on or prior to the date hereof under each Material Agreement and Seller is current with respect to all payments required to be made by Seller under each Material Agreement.

         2.9 ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 2.9, Seller is not a party to any litigation, claim, arbitration, investigation or other proceeding, nor, to the best of its knowledge, is there any such litigation, claim, arbitration, investigation or other proceeding threatened against Seller. Seller is not bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to the Business.

         2.10 NO BROKERS. Seller is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby other than a fee payable by Seller to JP Morgan, H&Q under the terms of an engagement letter dated September 29, 2000.

         2.11 EMPLOYEES. Each current and former employee of Seller has executed and delivered to Seller an Employment, Confidential Information and Invention Assignment Agreement substantially in the form of EXHIBIT H (without any material deviations therefrom) and each employee of Seller that was terminated by Seller without cause on or after November 1, 2000 and received severance pay has executed and delivered to Seller an Evite/Execustaff Exit Certification substantially in the form of EXHIBIT I (without any material deviations therefrom). To Seller's knowledge, no present or former employee, officer or director of the Company has made or threatened to make any claim against the Seller or Execustaff, Inc., nor does any reasonable basis exist for such a claim. Seller has performed all material obligations required to be performed by it under its Client Service Agreement with Execustaff, Inc., and Seller has not committed a breach thereof. Seller has not received notice of termination of such agreement from Execustaff, Inc. and, to Seller's knowledge, Execustaff, Inc. has no present plans to terminate such agreement.

         2.12 COMDISCO AND VENTURE LEASING DEBTS. Seller has paid all material amounts that it owes to Comdisco, Inc. and Venture Leasing Associates and its affiliates.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

         3.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

         3.2 AUTHORITY, APPROVAL AND ENFORCEABILITY.

             (a) Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all necessary corporate action for such execution, delivery and performance has been duly taken.

             (b) The execution and delivery by Buyer of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its (i) Certificate of Incorporation or Bylaws, (ii) any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) any material agreement, lease or other instrument to which it is a party or to which it or any of its assets may be bound.

             (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Buyer for the consummation by it of the transactions contemplated by this Agreement.

             (d) Upon due execution and delivery by Buyer, this Agreement will be its legal, valid and binding obligation, enforceable against it in accordance with its terms.



                                    ARTICLE 4
                                    COVENANTS

         4.1 MAINTENANCE OF BUSINESS. During the period from the date hereof to the Closing Date, Seller shall operate the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement; provided however, Seller may (with advance written notice to Buyer if such actions relate to employee layoffs or terminating agreements relating to content on or functionality or Seller's website) proceed with preparations for winding down Seller's operations and business as long as such actions do not interfere with the operation of the Business. Seller shall not allow any diminution in the quality of the Business (including, without limitation, the operation of evite.com, customer service response time, advertiser support and routine maintenance) and agrees not to enter into any material agreements with respect to the Acquisition Assets or take any other significant actions with respect to the Acquisition Assets without the prior written consent of Buyer, which shall not be unreasonably withheld.

         4.2 OTHER DISCUSSIONS. During the period from the date hereof through the Closing Date, neither Seller nor any of its officers, directors, agents or representatives will initiate discussions, solicit or negotiate (including providing any non-public information concerning the Business), or authorize any person or entity to discuss, solicit or negotiate on its or their behalf, with any other party concerning the possible sale or disposition of Seller's business, assets or capital stock. Seller will immediately notify Buyer, if any offer is received from a potential purchaser.

         4.3 EFFORTS. Seller will use commercially reasonable efforts to cause all conditions to the Closing to be satisfied as soon as practicable. Seller shall use its commercially reasonable efforts to obtain any consents necessary in connection with the consummation of the transactions contemplated by this Agreement.

         4.4 ACCESS TO INFORMATION. Buyer shall be permitted to make a full and complete investigation of Seller's business and affairs and shall have access to the facilities, employees, and records of Seller for the purpose of conducting its due diligence investigation in accordance with this paragraph; provided, however, in no event shall Buyer's due diligence investigation be permitted to interfere with the day to day operations of Seller.

         4.5 CUSTOMER NOTICE; TRANSFER OF CUSTOMER DATA. Immediately following the execution of this Agreement, Seller shall send a notice to each registered user and email invitees of such registered users ("Users") of the Evite service of Seller's intended transfer and sale of such User's Data (as defined in the Evite Privacy Policy) to Buyer pursuant to this Agreement (the "USER NOTICE") and allowing each such User three (3) days following transmission of the User Notice to notify Seller of its election to opt out of the transfer of such User's Data (each such notification shall be referred to herein as an "OPT OUT NOTICE"). Buyer acknowledges that such Data is subject to the Evite Privacy Policy in effect as of the date hereof and that Buyer shall honor all Opt Out Notices received from such Users during and after such three (3) day period. At the Closing, Seller shall transfer to Buyer the Data of those Users who have not delivered an Opt Out Notice.



                                    ARTICLE 5
                            CONDITIONS TO ACQUISITION

         5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby are subject to satisfaction (or written waiver) of the following conditions: (a) Seller shall have executed and delivered to Buyer an

Assurance of Voluntary Compliance in the form of EXHIBIT J attached hereto executed by the Michigan Attorney General, (b) Seller shall have delivered to Buyer consents to the transaction contemplated by this Agreement from its shareholders, (c) three (3) days shall have elapsed since the delivery of the User Notice described in Section 4.5, and (d) consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction.

                                    ARTICLE 6
                                    INDEMNITY

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer and Seller in this Agreement shall survive the execution, delivery, and performance of this Agreement until the earlier of one year from the Closing Date or the date that Seller's Certificate of Dissolution is accepted by the California Secretary of State for filing (the "TERMINATION DATE"), and shall be deemed to have been made again by such party at and as of the Closing Date.

         6.2 INDEMNIFICATION OF BUYER.

             (a) Seller agrees to indemnify, defend and hold harmless Buyer against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorney's fees and expenses that the Buyer shall incur or suffer, and which arise from or are attributable to by reason of or in connection with (i) any breach or inaccuracy of any of Seller's representations or warranties contained in this Agreement or (ii) any Liability.

             (b) The indemnity obligations of Seller pursuant to this Section
6.2 shall survive the Closing, and shall terminate on the Termination Date (except to the extent that claims have been submitted in writing or notice of the claim has been provided in writing prior to the Termination Date). In any case in which claims have been asserted or are pending prior to the Termination Date, the parties agree that the indemnity obligations of Seller with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by other final non-appealable resolution of such matters. No disclosure by Seller other than as set forth in this Agreement or the Schedules hereto nor any investigation made by or on behalf of Buyer with respect to Seller shall be deemed to affect Buyer's reliance on the representations or warranties made by Seller contained in this Agreement and shall not constitute a waiver of Buyer's rights to indemnity as herein provided.

             (c) Seller shall have no obligations under this Section 6.2 for an amount in excess of $1,000,000.00. Absent fraud or willful breach by Seller, the indemnity provisions shall be the sole and exclusive remedy of Buyer for monetary damages (but not for injunctive relief) under this Agreement.

         6.3 INDEMNIFICATION OF SELLER.

             (a) Buyer agrees to indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses Seller shall incur or suffer, and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of any of Buyer's representations or warranties contained in this Agreement.

             (b) The indemnity obligations of Buyer pursuant to this Section 6.3 shall terminate on the Termination Date (except to the extent that claims against Buyer have been submitted in writing or notice of the claim has been provided in writing prior to the Termination Date). In any case in which claims have been asserted or are pending prior to the Termination Date, all parties agree that the indemnity obligations of Buyer with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by other final non-appealable resolution of such matters. No disclosure by Buyer other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of Seller with respect to Buyer shall be deemed to affect Seller's reliance on the representations and warranties made by Buyer contained in this Agreement and shall not be a waiver of Seller's rights to indemnity as herein provided.

             (c) Buyer shall have no obligations under this Section 6.3 for an amount in excess of $1,000,000.00. Absent fraud or willful breach by Buyer, the indemnity provisions shall be the sole and exclusive remedy of Seller for monetary damages (but not for injunctive relief) under this Agreement.

         6.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. If an indemnified party determines to seek indemnification under this
Article 6 (excluding claims resulting from the assertion of liability by third parties, which shall be governed by the provisions of Section 6.5), it shall promptly give written notice thereof to the indemnifying party, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If the indemnifying party, within ten (10) business days after receipt of the notice of claim does not give written notice to the indemnified party announcing its intent to contest such claim, the claim shall be deemed accepted and the amount of claim shall be deemed a valid claim, and the indemnifying party shall, within five (5) business days after expiration of the prior notice period, deliver to the indemnified party the amount of the claim. In the event, however, that the indemnifying party contests the assertion of a claim by giving such written notice to the indemnified party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties are unable to reach an agreement regarding such claim, such claim shall be submitted to non-binding mediation with a recognized dispute resolution service before a single mutually-selected mediator to be held in Los Angeles, California.

         6.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

             (a) If an indemnified party determines to seek indemnification under this Article 6 with respect to a claim resulting from the assertion of liability by third parties, such indemnified party shall promptly give written notice to the indemnifying party of facts upon which any such claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such indemnified party. In case any such liability is asserted against the indemnified party, and the indemnified party notifies the indemnifying party thereof, the indemnifying party will be entitled, if such indemnifying party so elects by written notice delivered to the indemnified party within ten (10) business days after receiving the indemnified party's notice, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. Notwithstanding the foregoing,
(i) the indemnified party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such additional counsel shall be at the expense of the indemnified party unless the indemnified party shall reasonably determine that there is a conflict of interest between the indemnified party and the indemnifying party with respect to such claim, in which case the fees and expenses of such additional counsel will be borne by the indemnifying party, (ii) the rights of an indemnified party to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by the indemnified party's failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the indemnifying party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

             (b) In the event that the indemnifying party, within ten (10) business days after receipt of the aforesaid notice of a claim, fails to assume the defense of an indemnified party against such claim, the indemnified party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of the indemnifying party; provided, however, that indemnified party shall not settle any such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

             (c) Notwithstanding anything in this Article 6 to the contrary, the indemnified party shall have the right to participate (at the indemnified party's expense) in such defense, compromise, or settlements, and the indemnifying party shall not, without the indemnified party's prior written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise any such claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in form and substance satisfactory to such indemnified party in respect of such claim.

                                    ARTICLE 7
                                   TERMINATION

         7.1 TERMINATION BY MUTUAL CONSENT. At any time prior to the Closing, this Agreement may be terminated by written consent of Buyer and Seller.

         7.2 TERMINATION BY BUYER OR SELLER.

             (a) Buyer may terminate this Agreement at any time prior to the Closing by delivery of written notice to Seller if any of the conditions to closing set forth in Section 5.1 hereof shall not have been satisfied on or prior to March 15, 2001 through no fault of Buyer.

             (b) Seller may terminate this Agreement at any time prior to the Closing by delivery of written notice to Buyer if the conditions to closing set forth in Section 5.1(b) or (d) hereof shall not have been satisfied on or prior to March 15, 2001 through no fault of Seller.

         7.3 EFFECT OF TERMINATION. In the event of termination as provided above, the obligations of the parties hereunder shall terminate; provided, that
(a) Sections 6.1, 6.2 (to the extent specifically provided thereunder) 8.4, 8.5,
8.6 and 8.8 shall survive such termination and continue in full force and effect, and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.



                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 NOTICES. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid, as follows:


                           (a)      If to Buyer:

                                    Ticketmaster
                                    3701 Wilshire Boulevard
                                    Los Angeles, California 90010
                                    Attention:  Jeff Goldstein
                                                 and Brad Serwin, Esq.
                                    Facsimile:       (213) 382-6210

                           with a copy to:

                                    Strategic Law Partners LLP
                                    333 South Grand Avenue, Suite 3970
                                    Los Angeles, CA  90071
                                    Attention:  Bradley D. Schwartz, Esq.
                                    Facsimile:       (213) 213-7301

                           (b)      If to Seller:

                                    Evite, Inc.
                                    350 Florida Street
                                    San Francisco, CA  94110
                                    Attention:  Josh Silverman
                                    Facsimile:       (415) 343-3611

                           with a copy to:

                                    Perkins Coie
                                    101 Jefferson Drive
                                    Menlo Park, CA  94025
                                    Attention:  Mark Albert, Esq.
                                    Facsimile:       (650) 838-4350

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

         8.2 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement and the exhibits and schedules hereto and the documents referred to herein between the parties hereto constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, that certain Ticketmaster/Evite.com Term Sheet dated February 2, 2001, by Buyer and Seller. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights and remedies available to Buyer and Seller pursuant to this Agreement and all exhibits hereunder shall be cumulative. Upon the Closing, the rights of termination set forth in Article 7 hereof and the conditions set forth in Article 5 shall be deemed to be waived and of no further force or effect.

         8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

         8.4 PUBLICITY. The terms and conditions of this Agreement shall be confidential information and shall not be disclosed to any third party, provided that the parties will mutually approve a press release announcing the Acquisition on a "terms undisclosed" basis; provided, however, the parties may disclose the terms of this Agreement to the extent necessary to obtain the required consents to enter into this Agreement and perform such parties' obligations hereunder, so long as the disclosing party informs the third party in writing that the transaction and the identity of the parties hereto are confidential. If either party determines that it is required by law to disclose information regarding this Agreement or to file this Agreement with any governmental agency or authority, it shall, within a reasonable time before making any such disclosure or filing, consult with the other party regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure or filing as may be requested by the other party.

         8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California without regard to conflict of law provisions.

         8.6 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration other than reimbursement of reasonable out-of-pocket expenses, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the Acquisition, including without limitation, Seller delivering executed UCC termination statements and any other documents necessary to terminate any security interests or liens relating to the Acquisition Assets. In addition, Seller shall use its best efforts to obtain any consents necessary to assign contracts included within the Acquisitions Assets.

         8.7 EXPENSES. Any expenses incurred prior to the consummation of the Acquisition (including, without limitation, attorneys' fee and broker's fees) shall be incurred for the incurring party's own account.

         8.8 ATTORNEYS' FEES. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorney's fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

         8.9 ASSIGNMENT. This Agreement shall not be assigned in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment in violation of this Section 8.9 will be void.

         8.10 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than Seller and Buyer and their respective successors and permitted assigns.

         8.11 INSURANCE. Seller shall add Buyer as an additional insured to all insurance policies maintained by Seller.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                    TICKETMASTER
                                    (formerly known as TICKETMASTER
                                    ONLINE-CITYSEARCH, INC.)

                                           /s/ DAN MARRIOTT
                                    -------------------------------------------
                                    Dan Marriott, Executive Vice President


                                    EVITE, INC.

                                           /s/ JOSH SILVERMAN
                                    -------------------------------------------
                                    Josh Silverman, President




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